Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2020 relating to the financial statements of NV5 Global, Inc. and the effectiveness of NV5 Global, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NV5 Global, Inc. for the year ended December 28, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Miami, Florida
March 13, 2020